EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 11, 2005, relating to the financial statements of Mercer International Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Mercer International Inc. for the year ended December 31, 2004.

We further consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated June 1, 2005 (which audit report expresses an unqualified opinion and includes an explanatory paragraph, following the opinion paragraph, regarding substantial doubt about Stone Venepal (Celgar) Pulp Inc’s ability to continue as a going concern and changes in accounting principles) relating to the financial statements of Stone Venepal (Celgar) Pulp Inc. as at December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004 appearing in the Current Report on Form 8-K/A filed June 14, 2005 of Mercer International Inc.

We further consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Vancouver, British Columbia
July 15, 2005